Exhibit 5.1

March 29, 2021

Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202-4437
T 303.223.1100 F 303.223.1111

Board of Directors
Full House Resorts, Inc.

One Summerlin

1980 Festival Plaza Drive, Suite 680

Las Vegas, Nevada

Ladies and Gentlemen:

We are acting as special counsel to Full House Resorts, Inc., a Delaware corporation (the "Company"), in connection with the offering and sale by the Company of up to 6,917,250 shares of its common stock, par value $0.001 per share (the “Shares”) The Shares have been registered pursuant to a Registration Statement on Form S-3 (Registration Number 333-251778) (the “Registration Statement”) under the Shares Act of 1933, as amended (the “Shares Act”), and a related prospectus, dated as of January 7, 2021 (the “Prospectus”), and a prospectus supplement, dated as of March 25, 2021 (the “Prospectus Supplement”). The Shares will be issued pursuant to the Underwriting Agreement, dated as of March 25, 2021, by between the Company and Craig-Hallum Capital Group LLC, as representative of several underwriters listed therein (the “Underwriting Agreement").

In reaching the opinion stated in this letter, we have reviewed originals or copies of (i) the Registration Statement, the Prospectus and the Prospectus Supplement, (ii) the Company’s Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, (iii) the resolutions of the Board of Directors authorizing the issuance of the Shares, (iv) the Underwriting Agreement, and (v) such other documents as we have considered relevant. We have assumed that: (a) all information contained in all documents that we have reviewed is correct; (b) all signatures on all documents that we have reviewed are genuine; (c) all documents submitted to us as originals are true and complete; (d) all documents submitted to us as copies are true and complete copies of the originals thereof; and (e) each natural person signing any document that we have reviewed had the legal capacity to do so.

Based upon the foregoing, it is our opinion that the Shares, when issued and delivered in the manner and on the terms described in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statements under the provisions of the Shares Act or the rules and regulations of the Shares and Exchange Commission promulgated thereunder.

Our opinion is given solely with respect to the laws of the State of Delaware, as qualified below, and the Federal securities laws and regulations.  We are not admitted to practice in the State of Delaware and have not obtained opinions of counsel admitted in Delaware with respect to opinions concerning the law of Delaware set forth herein.  Our opinions concerning Delaware law are given solely with respect to the text of the Delaware General Corporation Law without regard to any regulations with respect thereto, common law, judicial or administrative interpretations thereof, or any other requirements of Delaware law.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP
BROWNSTEIN HYATT FARBER SCHRECK, LLP